Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 3, 2003, accompanying the consolidated financial statements of Winton Financial Corporation which are incorporated within the Annual Report on Form 10-K for the year ended September 30, 2003. We hereby consent to the incorporation by reference of said report in the Form S-4 of WesBanco, Inc., to be filed with the Securities and Exchange Commission on or about October 29, 2004.

/s/ Grant Thornton LLP

Cincinnati, Ohio

October 29, 2004